EXHIBIT 16 TO FORM 8-K

November 4, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 4, 1999, of Southern Natural Gas Company and are in agreement with the statements contained in paragraph (a) on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraph
(b) on page 1 of the above referenced filing.


                                   /s/ Ernst & Young LLP